UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 6, 2012 (June 5, 2012)

Kaman Corporation
(Exact Name of Registrant as Specified in Its Charter)

Connecticut
(State or Other Jurisdiction of Incorporation)

0-1093	06-0613548
(Commission File Number)	(IRS Employer Identification No.)

1332 Blue Hills Avenue, Bloomfield, Connecticut	6,002
(Address of Principal Executive Offices)	(Zip Code)

(860) 243-7100
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure Of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements Of Certain Officers

Compensatory Arrangements of Certain Officers

Non-Equity Incentive Plan Compensation.  At its meeting on June 5, 2012, the Personnel & Compensation Committee (the “Committee”) of the Kaman Corporation Board of Directors (the “Board”) approved payment of long-term incentive program ("LTIP") awards to certain of the company's named executive officers for the completed three-year performance period January 1, 2009 - December 31, 2011 (the “Completed 2009-2011 Performance Period”) and the payment of an LTIP award to Steven J. Smidler for the completed one-year performance period January 1, 2011 - December 31, 2011 (the "Completed 2011 Performance Period").   LTIP awards are made under the terms of the company's 2003 Stock Incentive Plan (the “Plan”). In accordance with the Plan, the Committee reviewed the company's actual financial performance compared to the average of the companies comprising the Russell 2000 index for the same performance periods utilizing the following factors: (a) for the Completed 2009-2011 Performance Period -- three-year average return on investment (weighted 40%), average annual growth in earnings per share (weighted 40%), and total three-year return to shareholders (weighted 20%); and (b) for the Completed 2011 Performance Period -- one-year average return on investment (weighted 40%), growth in earnings per share in 2011 over the 2010 base period earnings per share (weighted 40%), and total one-year return to shareholders (weighted 20%).

For both the Completed 2009-2011 Performance Period and the Completed 2011 Performance Period, financial performance below the 1st quartile results in no award payment; performance at the median results in an award payment at 100% of target; and performance at the top of, or above, the 3rd quartile results in a maximum payment of 200% of target.  Interpolation is used to determine payments for financial performance between the quartiles.

Based upon the results of that review, the Committee determined that the award percentage for the Completed 2009-2011 Performance Period was 117.2% of target, and the award percentage for the Completed 2011 Performance Period was 157.0% of target, which are shown together with a new total compensation figure to update the Summary Compensation Table for Fiscal Year 2011 to include the LTIP payment:

Name	Principal Position	LTIP Payment (Non-Equity Incentive Plan Compensation) ($)	Total ($) Compensation

Neal J. Keating	Chairman, President and Chief Executive Officer	1,265,760	3,894,414

William C. Denninger	Executive Vice President and Chief Financial Officer	489,896	2,324,666

Gregory L. Steiner	Executive Vice President and President, Kaman Aerospace Group, Inc.	372,989	1,842,836

Steven J. Smidler	Executive Vice President and President, Kaman Industrial Technologies Corporation	569,910	1,713,735

Candace A. Clark	Senior Vice President and Chief Legal Officer	377,443	1,970,861

The award amounts for the Completed 2009-2011 Performance Period are 99.58% of the estimated amounts disclosed by the company in its 2012 proxy statement. The award amount for the Completed 2011 Performance Period is 95.32% of the estimated amount disclosed by the company in its 2012 proxy statement. These amounts were estimated at that time because it was not possible to compare the company's performance results to that of the Russell 2000 index companies as information for only a small percentage of index companies was available.

All awards were paid in cash, except that payment of Mr. Smidler's award for the Completed 2011 Performance Period consisted of a payment in the form of 9,571 shares of common stock valued at $28.49 per share (the closing price of the stock on June 4, 2012) and the remainder of his award was paid in cash. Under the terms of the Plan, a Participant may request, and the Committee within its discretion may approve, that the earned portion of a Participant's award be paid in whole shares of common stock. Mr. Smidler requested that the above-referenced portion of his award for the Completed 2011 Performance Period be paid in common stock so that he would meet his stock ownership requirements under the Company's guidelines, and the Committee approved his request. Mr. Smidler did not participate in the LTIP for the Completed 2009-2011 Performance Period because he was not associated with the company when the performance period began on January 1, 2009. All awards are subject to applicable Federal and state withholding taxes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAMAN CORPORATION

By:	/s/ Candace A. Clark
Candace A. Clark
Senior Vice President,
Chief Legal Officer and Secretary

Date: June 6, 2012